CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-175770 on Form N-1A of our report dated May 25, 2012, relating to the financial statements and financial highlights of BPV Family of Funds (the “Trust”) comprising the BPV Core Diversification Fund and BPV Wealth Preservation Fund, appearing in the Annual Report on Form N-CSR of the Fund for the period ended March 31, 2012, and to the references to us under the heading “Financial Highlights” in each Prospectus and "Independent Registered Public Accounting Firm" and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Denver, Colorado
October 26, 2012